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                                             151 Farmington Avenue
                                             Hartford, CT  06156





                                             Julie E. Rockmore
April 7, 1998                                Counsel
                                             Law Division, RE4A
                                             Investments & Financial Services
                                             (860) 273-4686
                                             Fax:  (860) 273-8340

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:    Aetna Insurance Company of America
       Registration Statement on Form S-2
       Prospectus Title:  AICA Guaranteed Account
       File No. 333-_____________________

Dear Sir:

As Counsel of Aetna Insurance Company of America (the "Company"), I have represented the Company in connection with the AICA Guaranteed Account (the "Guaranteed Account"), a credited interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with such representation, I have reviewed the Registration Statement on Form S-2 for the Guaranteed Account, including the prospectus and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Julie E. Rockmore
Julie E. Rockmore
Counsel
Aetna Insurance Company of America